Exhibit 24(b)(4.26)
ING Life Insurance and Annuity Company
ENDORSEMENT

This Contract, and the Certificate, if applicable, are endorsed as follows.
Delete Section 8.01, Death Benefit, and replace it with the following:
If a Participant dies during the Accumulation Phase, we pay a death benefit. If the Contract beneficiary requests payment of the death benefit as a lump sum or Annuity option within six months of the
Participant's death, the amount of the death benefit on the date we receive notice of death and a request for payment in Good Order is guaranteed to be the greater of:
(a) The Individual Account value, minus any outstanding loan balance, plus any applicable aggregate positive
MVA; or
(b) The total of Contributions to the Individual Account(s), minus:
(1) Any amount withdrawn,
(2) Any outstanding loan balance,
(3) Or any amount used to purchase Annuity payments.
Endorsed and made part of this Contract, and the Certificate, if applicable, on the Effective Date of the
Contract and Certificate.

/s/ Brian D. Comer
President
ING Life Insurance and Annuity Company

E-MMGDB-10